Exhibit 1.4

For Release 8 a.m. CST
Nov. 18, 2002

CDC Software Master Distributor Agreement Strengthens Vignette’s Presence In Greater
China And Asia Pacific Region

AUSTIN, Texas, and HONG KONG — Nov. 18, 2002 — Vignette Corp. today announced that CDC Software, a wholly owned subsidiary and software unit of chinadotcom corporation, has been appointed as a master distributor in Greater China. This agreement further strengthens Vignette’s presence and leadership position in Hong Kong, Taiwan, China. Vignette’s experience delivering content management applications to enable the Real Time Enterprise will complement chinadotcom’s comprehensive enterprise solutions, including those for enterprise resource planning, human resources and business intelligence.

Vignette’s leading content management applications enable customers to build enterprise Web applications that result in more meaningful and profitable online relationships with customers, partners and employees. With capabilities for core content management functionality, personalization, reporting and analysis, and extensive integrations with enterprise applications and repositories, Vignette offers the most comprehensive and scalable content management applications available today. Under the Master Distributor Agreement, CDC Software will manage the sales channel for Vignette and will provide training, and sales and customer support across the Greater China region. CDC Software will build on chinadotcom’s position as the largest Vignette solutions channel partner in the region and its experience implementing Vignette applications in Greater China and the Asia Pacific region.

“We are extremely pleased to team up with Vignette as the company is a leading vendor in the content management space providing cutting-edge solutions to its global customer base,” said Steve Collins, Managing Director of CDC Software. “We believe this partnership will broaden our service offerings and software portfolio in enterprise solutions arenas and enable us to provide a comprehensive range of enterprise solutions to our customers. This should strengthen our position as one of the leading providers of enterprise solutions in Greater China.”

The Vignette® V7 family of content management applications includes prebuilt yet highly configurable content management applications with configuration tools such as a graphical workflow modeler and graphical integration workbench designed to dramatically reduce the time and effort required to build and maintain Web sites and portals. An intuitive, roles-based interface enables business users to control and collaborate on the end-to-end process of managing content without requiring assistance from IT staff. In addition, the Vignette V7 content management applications offer a mix of out-of-the-box and configurable capabilities packaged to provide customers with a range of options to meet everything from departmental to enterprise requirements.

“With more than 100 customers in Asia Pacific, Vignette already has an impressive customer footprint in the region,” said Kristin Kaufman, vice president of Worldwide Channels and Partners at Vignette. “CDC Software, with its impressive business network in Greater China, will play an important role as we expand upon our current reach in the Asia Pacific region. The CDC Software team understands the

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breadth and depth of the enterprise space and clearly recognizes the benefits associated with a unified Web strategy and the crucial role of content management applications in achieving this.”

CDC Software is a separate entity within the chinadotcom group that spearheads the company’s integrated strategy to move up the value-chain in the software services and products arenas. This partnership with Vignette should help enable CDC Software to increase its gross profit margins, strengthen its percentage of recurrent revenues, and broaden its overall software product offerings in the areas of enterprise solutions and integrated services.

As part of the company’s strategies, CDC Software continues to build its base of IP assets and plans to develop channel partnerships with companies to recommend and resell its software products. Such partnership arrangements are targeted at deepening CDC Software’s market penetration in the enterprise solutions area.

About Vignette Corp.

Vignette (Nasdaq: VIGN) enables enterprises to achieve real-time advantage by rapidly building, deploying and optimizing Web-based applications. Vignette powers the Web applications of more than 1,400 leading organizations and is headquartered in Austin, Texas. Vignette has offices located throughout the Americas, Europe, Asia and in Australia, and can be found on the Web at http://www.vignette.com/.

About CDC Software

CDC Software is a wholly owned subsidiary and software arm of chinadotcom corporation (NASDAQ: CHINA), a leading integrated enterprise solutions company in Asia. CDC Software integrates a series of chinadotcom’s self-developed products developed in the two software development centers in China, which include PowerBooks, PowerHRP (Human Resources and Payroll), PowerATS (Attendance Tracking System), Power-eHR, PowerPay+, PowerCRM and Power eDM (a double-byte e-mail marketing technology). In addition, the company also broadens its serving offerings in software arenas by establishing strategic partnerships with leading international software vendors to localize and resell their software products in the Greater China region.

chinadotcom’s software arm currently has 1,000 installations and 400 customers in Greater China. Selected multinational and domestic customers include ACNeilsen, Carrefour, Inventec Micro Electronics Shanghai, Legend Computer, Microsoft (China) Co., Ltd., Polymatch (Shanghai) Co., Ltd., Shenzhen Airlines, Swire Beverages and Shangri La Hotels and Resorts.

For more information about chinadotcom corporation and CDC Software, please visit the Web site http://www.corp.china.com/.

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FORWARD-LOOKING STATEMENTS

The statements contained in this press release that are not purely historical are forward-looking statements including statements regarding the Company’s expectations, beliefs, hopes, intentions or strategies regarding the future. Forward-looking statements include statements regarding future sales, market growth and competition. All forward-looking statements included in this press release are based upon information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward-looking statement. Actual results could differ materially from the Company’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to, Future Losses, Limited Operating History, Fluctuation of Quarterly Revenues and Operating Results, Competition, Dependence on a Small Number of Large Orders, Lengthy Sales Cycle and Product

VIGNETTE STRENGTHENS PRESENCE IN GREATER CHINA AND THE ASIA-PACIFIC REGION                                         Page 3

Implementation, Acquisition Integration, Market Awareness of Our Product, Rapid Changes in E-Relationships Technology and New Products, and other factors and risks discussed in the Company’s 10K, as amended and filed with the Securities and Exchange Commission and any reports filed from time to time with the Securities and Exchange Commission.

This press release includes certain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on chinadotcom management’s current expectations and are subject to risks and uncertainties and changes in circumstances. All forward-looking statements included in this press release are based upon information available to chinadotcom as of the date of the press release, and it assumes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise. Further information on risks or other factors that could affect chinadotcom’s results of operations is detailed in its filings with the U.S. Securities and Exchange Commission, including the Annual Report for the year ended Dec. 31, 2001, on Form 20-F filed on June 11, 2002.

Vignette is a trademark or registered trademark of Vignette Corp. in the United States and other countries.
All other names are the trademarks or registered trademarks of their respective companies.

For more information, press only:
Jim Hahn	Adrianna Burrows	Jane Cheng
Vignette Corp.	Waggener Edstrom	CDC Software
(512) 741-4871	(512) 527-7023	(852) 2961-2750
jhahn@vignette.com	adriannab@wagged.com	jane.cheng@hk.china.com